Exhibit 99.1

Company Release – Mifflintown, PA – November 10, 2015 Juniata Valley Financial Corp. Announces Merger Approval and Third Quarter Earnings

Filed by: Juniata Valley Financial Corp.

Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: FNBPA Bancorp, Inc.

Company File No.:  0-13232

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that the shareholders of both FNBPA Bancorp, Inc. and Juniata have approved the proposed merger of FNBPA with and into Juniata and that all required regulatory approvals of the merger have been received. Completion of the merger remains subject to customary closing conditions. Ms. Barber commented, “We are very pleased that both Juniata’s and FNBPA’s shareholders have approved the transaction and that we have received all necessary regulatory approvals. These developments were necessary for the combined company’s future success, providing even greater opportunities for our respective customers, employees, shareholders and regions in the years ahead. Expansion outside the Juniata Valley geographic region is an important step and we look forward to doing business as “JVB Northern Tier” in our new market”.

The merger is expected to be completed by November 30, 2015. Election materials were mailed to FNBPA shareholders on November 5, 2015, providing shareholders with the opportunity to indicate their preference to exchange FNBPA shares for cash, at the rate of $50.34 per share, Juniata common stock, at the rate of 2.7813 shares of Juniata common stock for each FNBPA share owned, or a combination of cash and common stock in connection with the merger. All elections made will be subject to the allocation and proration procedures described in the proxy statement/prospectus, dated September 11, 2015, which was previously mailed to shareholders. The deadline for shareholders to return their election materials is November 30, 2015.

Ms. Barber also announced that Juniata’s third quarter 2015 net income was $1,008,000.. Excluding tax-effected non-recurring merger and acquisition costs of $145,000 incurred during the quarter ended September 30, 2015, net income was $1,153,000, an increase of $95,000, or 9.0%, over net income of $1,058,000 in the third quarter of 2014. Net interest income increased in the third quarter of 2015 by $236,000 when compared to the third quarter of 2014, driven by higher average loan balances and lower funding costs. Offsetting the rise in net interest income was an increase in non-interest expense, primarily employee compensation and benefits expense. Non-interest income during the third quarter of 2015 increased by $100,000 when compared to the third quarter of 2014 and included a $76,000 increase in customer service fees and a $98,000 life insurance gain, partially offset by a decrease in mortgage banking income and other fees generated by loan activity, as a result of a reduction in secondary market lending production during 2015.

Annualized return on average assets for the third quarter of 2015 was 0.84% as compared to 0.89% for the same period in 2014 and annualized return on average equity was 8.03% and 8.30% in the third quarters of 2015 and 2014, respectively. Excluding tax-effected non-recurring merger and acquisition costs, return on average assets and return on average equity were 0.96% and 9.18%, respectively, for the third quarter of 2015.

For the nine months ended September 30, 2015, net income was $2,933,000.. Exclusive of $200,000 of tax-effected non-recurring merger and acquisition costs incurred during the 2015 nine-month period, net income was $3,133,000, as compared to net income of $3,124,000 for the first nine months of 2014. Net interest income increased by $570,000 in the 2015 period compared to the same period in the prior year, primarily as a result of increased yields in the investment portfolio and lower cost of deposits. For the first nine months of 2015, the loan loss provision was $302,000 versus $247,000 for the first nine months of 2014, with the increase primarily attributable to loan growth. Non-interest income increased $140,000, or 4.4%, due to growth in customer service fees. Comparing the 2015 and 2014 nine-month periods, non-interest expense, other than non-recurring merger and acquisition costs, increased by $641,000, primarily due to higher employee compensation and benefit expense. Earnings per share for the nine months ended September 30, 2015 was $0.70. Exclusive of tax-effected non-recurring merger and acquisition costs, earnings per share were $0.75 for the nine-month period ended September 30, 2015 compared to $0.74 for the same period in 2014.

Total assets at September 30, 2015 were $488.4 million, an increase of 1.6% compared to December 31, 2014. During the same period, loans grew by $12.8 million, or 4.3%, and deposits increased by $3.5 million, or 0.9%. Credit quality continued to improve in the third quarter of 2015. As of September 30, 2015, non-performing loans as a percentage of average outstanding loans was 1.48%, improving from 2.00% on December 31, 2014 and from 1.98% one year ago on September 30, 2014.

On October 20, 2015, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on December 1, 2015 to shareholders of record on November 13, 2015.

For full financial statements and a more complete discussion of quarter and year-to-date financial information, please refer to the Juniata’s report on Form 10Q filed with the Securities Exchange Commission (“SEC”). It can be easily found at www.jvbonline.com, under Investor Relations/SEC Filings/Documents.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

Additional Information and Where to Find It: Juniata filed a Registration Statement on Form S-4 with the SEC in connection with the merger, which included a Proxy Statement/Prospectus distributed to shareholders of Juniata and FNBPA. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully. The Registration Statement and the Proxy Statement/Prospectus contain important information about Juniata, FNBPA, the merger, the persons soliciting proxies relating to the merger and their interests in the merger, and other related matters. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement/Prospectus and these other documents may also be obtained from Juniata by directing a request to Danyelle Pannebaker at (717) 436-8211 or from FNBPA by directing a request to R. Keith Fortner, Chairman, President and CEO, at 64 Main Street, Port Allegany, Pennsylvania 16743, or by calling (814) 642-2531.

In addition to the Registration Statement and the Proxy Statement/Prospectus, Juniata files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Juniata’s filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

The Juniata Valley Bank, the principal subsidiary of Juniata, is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.jvbonline.com. Juniata trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.